(j)(1)

[DECHERT LLP LETTERHEAD]

July 27, 2011

ING Mutual Funds

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258

Re:	ING Mutual Funds
(File Nos. 033-56094 and 811-07428)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 149 to the Registration Statement of ING Mutual Funds.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP